EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-127585) of Kite Realty Group Trust;

(2) Registration Statement (Form S-3 No. 333-155729) of Kite Realty Group Trust;

(3) Registration Statement (Form S-8 No. 333-159219) of Kite Realty Group Trust pertaining to the 2004 Equity Incentive Plan;

(4) Registration Statement (Form S-8 No. 333-155729) of Kite Realty Group Trust pertaining to the 2008 Employee Share Purchase Plan;

of our report dated March 13, 2009, (except for Notes 1, 2, 9, 12, 14, 15, and 16 for the retrospective adjustments described in Note 2 as to which the date is December 21, 2009), with respect to the consolidated financial statements and schedule of Kite Realty Group Trust and Subsidiaries included in this Current Report (Form 8-K)

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
December 21, 2009